ITEM 7. EXHIBIT 99.1


FOR IMMEDIATE RELEASE                                    CONTACT:
---------------------                                    Gary C. Thomas
                                                         Chief Financial Officer
                                                         XATA Corporation
                                                         612-894-3680


                  XATA CORPORATION COMPLETES PRIVATE PLACEMENT
                         OF CONVERTIBLE PREFERRED STOCK


MINNEAPOLIS, May 14, 1999--XATA Corporation (Nasdaq/NMS: XATA), a supplier of onboard technology for transportation companies, announced today that it has completed the private placement of $600,000 of Series A convertible preferred stock. The shares were sold to XATA Investment Partners, LLC.

         The Series A convertible preferred stock pays an eight-percent dividend and may be converted into XATA common stock. The conversion price will be in the range of $1.50 per common share.

            "XATA will use the proceeds from the sale of the convertible preferred stock primarily to fund the development of the next generation of its onboard technology for transportation companies," said Edward T. Michalek, XATA's president and chief executive officer.

         "The successful private placement complements the recently completed sale of a non-core business unit, our reduced overhead and headcount, an increased sales order backlog, a realignment of management responsibilities and our return to profitability," said Stephen A. Lawrence, chairman and a member of the investment partnership. "We are now better positioned to capitalize on our potential and increase shareholder value."

         XATA Corporation is the leading provider of onboard technology to the transportation industry. XATA ONBOARD is the most powerful, advanced, yet user-friendly onboard computer system on the market. XATA ONBOARD seamlessly combines onboard computing, real-time communications, global positioning and fleet management software to provide an enterprise-wide logistics management solution for America's largest fleets. The Internet address for XATA is http://www.xata.com.

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